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                                                                   EXHIBIT 23.1


                       Consent of KPMG Peat Marwick LLP



The Board of Directors
Audio Book Club, Inc.


We consent to the use of our audit report dated March 7, 1997, except as to note 11(a), which is as of July 16, 1997, and notes 11(b), (c) and (d) which are as of September 16, 1997, on the financial statements of Audio Book Club, Inc. as of December 31, 1996 and for each of the years in the two year period then ended included herein and to the reference to our firm under the headings "Summary Financial Information", "Selected Financial Data", and "Experts" in the prospectus.


                                                KPMG Peat Marwick LLP





New York, New York
October 22, 1997